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                                                           EXHIBIT 23.2

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement, relating to the registration of 2,500,000 shares of common stock under the Dividend Reinvestment and Stock Purchase Plan of Summit Properties Inc. (the "Company") on Form S-3 of (i) our report dated January 21, 1998 (March 6, 1998 as to Note 7) appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 and (ii) our report dated February 27, 1998 appearing in the Annual Report on Form 11-K of the Company's 1996 Non-Qualified Employee Stock Purchase Plan for the year ended December 31, 1997.

We also consent to the reference to us under the heading "Experts" in such Registration Statement.


DELOITTE & TOUCHE LLP
Charlotte, North Carolina

May 1, 1998